Exhibit 99.2

KYOCERA CORPORATION ADS AND COMMON STOCK

INFORMATION

FOR THE

KYOCERA MITA AMERICA, INC. SAVINGS AND INVESTMENT PLAN

Effective September     , 2004

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF

1933.

This booklet contains additional information regarding the investment options available to you under the Plan. In particular, a description of the Kyocera Corporation securities included in the Kyocera Corporation Stock Fund is presented. Unless otherwise indicated, all capitalized terms have the same meaning ascribed thereto in the Summary Plan Description.

FOR ADDITIONAL INFORMATION REGARDING THE PLAN AND YOUR INVESTMENT OPTIONS, PLEASE REFER TO THE ACCOMPANYING SUMMARY PLAN DESCRIPTION.

KYOCERA CORPORATION SECURITIES OFFERED UNDER THE PLAN

Kyocera Corporation (“Company”) Common Stock, par value of 50 yen per share, that is validly issued, fully paid and nonassessable (the “Stock”) is listed on the Tokyo Stock Exchange (the “TSE”), the largest stock exchange in Japan, and the Osaka Securities Exchange, also operated in Japan. The TSE presently constitutes the principal non-United States trading market for the Stock.

In the United States, American Depositary Shares (“ADSs”), as described below, each representing one share of Stock, are listed on the New York Stock Exchange (the “NYSE”). In accordance with the rules of the NYSE, the Stock also is listed on the NYSE, but only for technical reasons, and without the ability to trade.

The authorized share capital of the Company totals 600 million shares of Stock. At March 31, 2004, there were outstanding approximately 191 million shares of Stock.

The following is a summary of the material provisions of that certain Amended and Restated Deposit Agreement, dated as of June 29, 1998 (the “Deposit Agreement”) by and among the Company, Citibank, N.A., as depositary (the “Depositary”), and All Holders (as defined in the Deposit Agreement) and Beneficial Owners (as defined in the Deposit Agreement) from time-to-time of ADSs evidenced by American Depositary Receipts (as defined below). This summary is not intended to be complete and is qualified in its entirety by reference to the Deposit Agreement, a copy of which is available for inspection at the Corporate Trust Office of the Depositary, located at 111 Wall Street, Fifth Floor, New York, New York 10043.

American Depositary Receipts (“ADRs”) representing ADSs are issuable by the Depositary pursuant to the Deposit Agreement. Each ADR evidences a specified number of ADSs deposited with The Sanwa Bank Limited or The Sumitomo Bank Limited, each located in Tokyo, Japan (the “Custodian”) or its successors or any other firms or corporations appointed as custodians by the Depositary. An ADR may represent any number of ADSs.

An ADS represents a “Holder’s” or “Beneficial Owner’s” rights and interests to (i) one share of Stock and (ii) any and all other securities, property or cash received by the Depositary or the Custodian in respect of Stock (together, with any Stock also deposited under the Deposit Agreement, the “Deposited Securities”). For purposes of the Deposit Agreement, a “Holder” is a person or entity in whose name an ADR is recorded on the books of the Depositary, and a “Beneficial Owner” is a person or entity having a beneficial interest deriving from the ownership of an ADS.

A Holder may, but need not be, a Beneficial Owner. If a Holder of an ADR is not the Beneficial Owner of the ADSs evidenced by the ADR, the Holder shall have all requisite authority to act on behalf of the Beneficial Owner with respect to all matters covered by the Deposit Agreement.

Deposit and Withdrawal of Stock

Subject to the terms and conditions of the Deposit Agreement, any holder of shares of Stock may deposit such Stock under the Deposit Agreement by delivering to the Custodian a certificate or certificates for the Stock to be deposited, properly endorsed or accompanied, if required by law, by a duly executed-instrument of transfer or endorsement, in form satisfactory to the Custodian, or of evidence of book-entry transfer to an account maintained by the Custodian under the terms hereof, together with all such certifications as may be required by the Depositary or the Custodian in accordance with the provisions of this Deposit Agreement, and together with a written order (which order may, if accompanied by evidence satisfactory to the Depositary of due authorization, execution and delivery of such order, be delivered to the Depositary) directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order, at the office designated therein, an ADR or ADRs for the number of ADRs representing such deposited Stock.

Upon surrender of an ADR or ADRs at the Depositary’s corporate trust office in New York City, currently located at 111 Wall Street, or at such other offices as the Depositary may designate for the purpose of withdrawal of the Deposited Securities represented thereby, and upon payment of the fee of the Depositary for the delivery of Deposited Securities, and subject to the terms and conditions of the Deposit Agreement, the Holder of such ADR or ADRs shall be entitled to delivery, to him or her or upon his or her order, of the Stock and any other Deposited Securities at the time represented by the deliverable portion of such ADR or ADRs. If such Stock and other Deposited Securities are held in registered form, delivery of such Stock and other Deposited Securities may be made by the delivery of certificates registered in the name of such Holder or as ordered by him or her, or by the delivery of certificates which, if required by law, shall be properly endorsed or accompanied by properly executed instruments of transfer. If such Stock and other Deposited Securities are not held in registered form, delivery shall be made by book-entry delivery. Such delivery shall be made without unreasonable delay.

An ADR or ADRs surrendered for such purposes may be required by the Depositary to be properly endorsed in blank or accompanied by a properly executed instrument of transfer in blank, and the Holder thereof such execute and deliver to the Depositary a written order directing the Depositary to cause the Stock and any other Deposited Securities being withdrawn to be delivered to or upon the written order of a person or persons designated in such order. Thereupon the Depositary shall direct the Custodian to deliver at the main office of the Custodian in Tokyo, subject to the terms and conditions of the Deposit Agreement, to or upon the written order of the person or persons designated in the order delivered to the Depositary as above provided, the amount of Stock and any other Deposited Securities represented by the deliverable portion of such ADR or ADRs, except that the Depositary may make delivery to such person or persons at the corporate trust office in New York City of the Depositary of any dividends or distributions with respect to the Stock and any other Deposited Securities represented by the deliverable portion of such ADR or ADRs, or of any proceeds of sale of any dividends, distributions or rights, which may at the time be held by such Depositary. Such order shall be given by letter or, at the risk and expense of the Holder, by cable, telex or facsimile transmission.

At the request and risk and expense of any Holder so surrendering an ADR or ADRs, and for the account of such Holder, the Depositary shall direct the Custodian to forward the certificate or certificates and other proper documents of or relating to title for the amount of Stock and any other Deposited Securities represented by the deliverable portion of such ADR or ADRs for delivery at the corporate trust office in New York City of the Depositary. Such direction shall be given in writing and mailed, first class airmail postage prepaid, or, at the request and risk and expense of such Holder, by cable, telex or facsimile transmission.

Subject to the further terms and provisions of the Deposit Agreement, the Depositary, the Custodian, their Affiliates (individuals or entities that directly, or indirectly through one or more affiliates, controls, is controlled by, or is under common control with the Depositary or Custodian, as applicable) and their agents, on their own behalf, may own and deal in any class of securities of the Company and its Affiliates and in ADSs. In its capacity as Depositary, the Depositary shall not lend shares of Stock or ADRs; provided, however, that the Depositary may (i) issue ADRs prior to the receipt of shares of Stock pursuant to the Deposit Agreement, (ii) deliver shares of Stock prior to the receipt and cancellation of ADRs pursuant to the Deposit Agreement, including ADRs which were issued under (i) above but for which shares of Stock may not have been received (each such transaction a “Pre-Release Transaction”). The Depositary may receive ADRs in lieu of shares of Stock under (i) above and receive shares of Stock in lieu of ADRs under (ii) above. Each such Pre-Release Transaction will be (a) accompanied by or subject to a written agreement whereby the person or entity (the “Applicant”) to whom ADRs or shares of Stock are to be delivered (w) represents that at the time of the Pre-Release Transaction the Applicant or its customer owns the shares of Stock or ADRs that are to be delivered by the Applicant under such Pre-Release Transaction, (x) agrees to indicate the Depositary as owner of such shares of Stock or ADRs in its records and to hold such shares of Stock or ADRs in trust for the Depositary until such shares of Stock or ADRs are delivered to the Depositary or the Custodian, (y) unconditionally guarantees to deliver to the Depositary or the Custodian, as applicable, such shares of Stock or ADRs, and (z) agrees to any additional restrictions or requirements that the Depositary deems appropriate, (b) at all times fully collateralized with cash, United States government securities or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days notice and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The Depositary will normally limit the number of ADRs and shares of Stock involved in such Pre-Release Transactions at any one time to thirty percent (30%) of the ADRs outstanding (without giving effect to ADRs outstanding under (i) above), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The Depositary may also set limits with respect to the number of ADRs and shares of Stock involved in Pre-Release Transactions with any one person on a case by case basis as it deems appropriate.

Voting Stock and Other Deposited Securities

Upon receipt of notice of any meeting of holders of Stock or other Deposited Securities, the Depositary shall, as soon as practicable thereafter, mail to the Holder thereof a notice which shall contain (a) such information as is contained in such notice of meeting, and (b) a statement that the Holder thereof at the close of business on a specified record date will be entitled, subject to any applicable provisions of law, of the Articles of Incorporation of the Company and of the Deposit Agreement, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Stock or other Deposited Securities represented by their respective ADSs, and a brief statement as to the manner in which such instructions may be given, including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Company. Upon the written instruction of the Holder thereof on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable to vote or cause to be voted the amount of Stock or other Deposited Securities represented by the ADR in accordance with such instructions. To the extent that the aggregate of the ADSs voted for and against a proposal do not constitute integral multiples of a Unit (100 shares of Stock), the remainders in excess of the highest integral multiple of a Unit will be disregarded. In the absence of instructions from the Holder thereof, such Holder shall be deemed, and the Depositary shall deem such Holder, to have instructed the Depositary to use its best efforts to give a discretionary proxy to a person designated by the Company; provided, however, that such discretionary proxy shall not be given if the Company does not request such proxy to be given, and provided, further, that no such discretionary proxy shall be given with respect to (i) any proposition (a) as to which the Depositary has knowledge of any shareholder contest to the action to be taken at the meeting or (b) for the purpose of authorizing a merger, consolidation or amalgamation (except an amalgamation between the Company and one or more of its 100% owned Japanese subsidiaries) or (ii) any other matter which may substantially affect the rights or privileges of holders of such Stock or other Deposited Securities. The Company has agreed in the Deposit Agreement to take all reasonable action which shall at any time be deemed necessary by the Depositary in order to enable the Depositary to vote or cause to be voted the amount of Stock or other Deposited Securities represented by every ADR, the Holder of which shall have furnished written instructions to the Depositary as aforesaid, in accordance with such instructions. Prior to requesting the delivery of a discretionary proxy upon the terms set forth herein, the Company shall deliver to the Depositary an opinion of the Company’s counsel and a representation letter, in each case upon the terms contemplated in the Deposit Agreement.

There can be no assurance that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable the Holder to return voting instructions to the Depositary in a timely manner.

A Holder of Stock constituting one or more whole Units is entitled to one vote for each whole Unit of Stock, except that neither the Company nor a corporate shareholder of which more than one-quarter of the total voting rights are directly or indirectly held by the Company has voting rights in respect of the shares of Stock held by it. Except as otherwise provided by law or by the Articles of Incorporation of the Company, a resolution can be adopted at a general meeting of shareholders by a majority of the total number of voting rights. Under the Japanese Commercial Code and the Company’s Articles of Incorporation, however, the quorum for the election of Directors and Corporate Auditors is one-third of the total number of voting rights. The Company’s shareholders are not entitled to cumulative voting in the election of Directors. Shareholders may exercise their voting rights through proxies, provided that the proxies are also shareholders holding voting rights. The Company’s shareholders also may cast their votes in writing. Holders of Stock who do not attend a general meeting of shareholders may also exercise their voting rights by electronic means if the Board of Directors approves such method of exercising voting rights.

The Japanese Commercial Code provides that certain important matters shall be approved by a “special resolution” of a general meeting of shareholders, where the quorum is one-third of the total number of voting rights and the approval of at least two-thirds of the voting rights represented at the meeting is required. Such matters include any amendment to the Articles of Incorporation (except for increasing the number of the authorized shares in connection with a stock split and reducing the number of shares constituting a full Unit or abolishing the concept of a Unit share entirely in connection with the Unit share system) the reduction of stated capital, the removal of a Director or Corporate Auditor, the dissolution, mergers or consolidation of the Company, the “share transfer” or “share exchange” (which creates a parent and a wholly-owned subsidiary relationship between the Company and another company pursuant to the Japanese Commercial Code), the transfer of the whole or a substantial part of the Company’s business, the takeover of the entire business of another company, a “corporate split” under the Commercial Code, any offer to persons other than the shareholders of new shares or existing shares held by the Company at a “specially favorable” price, any grant to persons other than the shareholders of rights to subscribe for or acquire share from the Company (shinkabu-yoyakuken; “stock acquisition rights”) subject to “specially favorable” conditions, or any offer to persons other than the shareholders of bonds with stock acquisition rights subject to “specially favorable” conditions.

Under the Japanese Commercial Code, the Company’s shareholders will possess various rights, such as the right to review and make copies of its Articles of Incorporation and the register of shareholders, to convene a general meeting of shareholders, to propose a matter to be considered at a general meeting of shareholders, and to bring derivative actions, depending upon the number of shares of Stock held by them and the duration of their shareholding.

Dividends, Other Distributions and Rights

Whenever the Depositary receives any cash dividend or other cash distribution on the Deposited Securities or the net proceeds from the sale of securities, property or rights, the Depositary shall, if at the time of receipt thereof any non-dollar currency so received or held can in its judgment be converted on a reasonable basis into dollars available to the Depositary and subject to the provisions of the Deposit Agreement, convert such dividend or distribution into United States dollars and make the resulting amount available for distribution to Holders entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such dollars, then to the holders of such warrants and/or instruments upon surrender thereof for cancellation; provided, however, that in the event that any of the deposited Stock is not entitled, by reason of its date of issuance, or otherwise, to receive the full amount of such cash distribution, the Depositary shall make an appropriate adjustment in the amount distributed to the Holders of ADRs issued in respect of such Stock, and provided further that the amount distributed will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holder of an ADR a fraction of one cent and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the Depositary for distribution to Holders of ADRs then outstanding. Any amounts, proceeds or sums to be distributed shall in all cases be subject to reduction in the amount of the appropriate fees and charges as described in the Deposit Agreement.

Whenever the Depositary shall receive any distribution other than cash or rights or in Stock Splits upon the Deposited Securities, the Depositary shall (subject to the terms of the applicable ADRs and of the Deposit Agreement) cause such amount of the securities or property received by it to be distributed to the Holders of ADRs on the record date in proportion to the number of Depositary Shares held by them in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution. If in the opinion of the Depositary such distribution cannot be made proportionately among the Holders of ADRs entitled thereto, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes or that such distribution requires registration under Securities Act of 1933) the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall be distributed by the Depositary to the Holders of ADRs entitled thereto as in the case of a distribution received in cash. When the Company decides to effectuate a Stock Split, the Depositary may in its discretion upon prior consultation with and approval of the Company and subject to the provisions of the Deposit Agreement, distribute to the Holders of ADRs entitled thereto on the record date in proportion to the number of Depositary Shares held by them additional ADRs representing the amount of Stock received as a result of such Stock Split. In lieu of delivering ADRs for fractional Depositary Shares in any such case, the Depositary may, in its discretion, sell the amount of Stock or Depositary Shares represented by the aggregate of such fractions at public or private sale, at such place or places and upon such terms as it may deem proper, or if any portion of such amount consists of shares of Stock which are insufficient in number to constitute a full Unit, sell such portion to the Company in accordance with the applicable provisions of the Japanese Commercial Code or other applicable Japanese law, and distribute the net proceeds of any such sale, all in the manner and subject to the conditions described in the Deposit Agreement. For purposes of the Deposit Agreement, a “Stock Split” is any kind of stock split (as such term is known under the Japanese Commercial Code) in relation to the Stock, including, but not limited to, any free distribution of Stock, any Stock dividend and any subdivision.

The Depositary shall not make available to the Holders of ADRs any such Stock it received as a result of the Stock Split (a) unless such distribution is exempt from registration under the Securities Act of 1933, or, (b) unless and until a registration statement is in effect under the Securities Act of 1933 for such distribution.

Whenever the Company shall offer or cause to be offered to the holders of any Deposited Securities in whose names such securities are recorded on the books of the Company any rights to subscribe for or to purchase additional Stock or any rights of any other nature, such rights shall be made available by the Depositary to the Holders of ADRs in such manner as the Depositary may determine, subject to the requirements of any securities exchange on which the ADRs are listed, either by the issue to the Holders of ADRs entitled thereto of warrants representing such rights or by such other method as may be approved by the Depositary in its discretion; provided, however, that if at the time of issue or offer of any rights the Depositary determines that it is not lawful or not feasible to make such rights available to Holders of ADRs by the issue of warrants or otherwise, or if and to the extent so instructed by Holders of ADRs that such Holders do not desire to exercise such rights, the Depositary may in its discretion, if applicable laws permit, sell such rights at public or private sale, at such place or places and upon such terms as it may deem proper, and distribute the net proceeds to the Holders of ADRs entitled thereto as in the case of a distribution received in cash.

So long as the aggregate number of shares of Stock held by or for United States residents (including any such shares of Stock represented by ADRs held by or for United States residents) or issuable to United States residents on conversion of securities convertible into Stock of the Company exceeds 1% of the total number of shares of Stock then outstanding, if registration under the Securities Act of 1933 of the securities to which any rights relate is required in order for the Company to offer such rights to Holders of ADRs and sell the A-9 securities represented by such rights, the Company has agreed in the Deposit Agreement that it will file promptly a registration statement pursuant to such Act with respect to such rights and securities and use its best efforts and take all steps available to it to cause such registration statement to become effective at least 21 days before such rights shall expire. In no event shall the Depositary make available to the Holders of ADRs any right to subscribe for or to purchase any securities unless and until such a registration statement is in effect, or unless the offering and sale of such securities to the Holders of such ADRs are exempt from registration under the provisions of such Act. The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or feasible to make such rights available to Holders in general or any Holders in particular, (ii) any foreign exchange exposure or loss incurred in connection with sale, or exercise of rights, or (iii) the content of any materials forwarded to the Holders on behalf of the Company in connection with the rights distribution.

Record Dates

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued, or whenever a Stock Split shall be announced by the Company, with respect to the Deposited Securities, or whenever the Depositary shall receive notice of any meeting of holders of Stock or other Deposited Securities, or whenever there is a change in the number of shares represented by each ADS, or whenever the Depositary finds it necessary or convenient, the Depositary shall fix a record date for the determination of the Holders of ADRs who shall be entitled, subject to the provisions of the Deposit Agreement, to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting. Subject to the terms of the ADRs and of the Deposit Agreement, the Holders of ADRs on such record date shall be entitled to receive the amount distributable by the Depositary with respect to such dividend or other distribution or such rights or the net proceeds of sale thereof or to give instructions for the exercise of such voting rights in proportion to the number of ADSs held by them, respectively.

Transfer of ADRs

Subject to the terms and conditions of the Deposit Agreement, the Depositary shall make transfer on its books in its corporate trust office in New York City from time to time of ADRs upon any surrender thereof by the Holder in person or by duly authorized attorney, properly endorsed or accompanied by a properly executed instrument or transfer (including signature guarantees in accordance with standard industry practice), and duly stamped, as may be required by the laws of the State of New York and of the United States of America. Thereupon the Depositary shall execute and, if the Depositary’s signature is a facsimile signature, the Registrar shall manually countersign a new ADR or new ADRs and deliver the same to or upon the order of the person entitled thereto representing the same aggregate number of shares of Stock as those represented by the ADR or ADRs so surrendered. For purposes of the Deposit Agreement, a “Registrar” is any bank or trust company having any office in the Borough of Manhattan, the City of New York, which is appointed to register ADRs.

Upon surrender of an ADR or ADRs at the Depositary’s corporate trust office in New York City or at such other offices as it may designate for the purpose of effecting a split-up or combination of such ADR or ADRs, and subject to the terms and conditions of the Deposit Agreement, the Depositary shall execute and deliver a new ADR or ADRs in authorized denominations for the number of Depositary Shares requested, representing the same aggregate number of Depositary Shares represented by the ADR or ADRs so surrendered.

As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, withdrawal, surrender or exchange of any ADR, or the payment of dividends or other distributions thereupon, the Depositary or the Custodian may require payment of a sum sufficient for reimbursement of any tax or other governmental charge and any stock transfer registration fee with respect thereto (including any such tax or charge and fee with respect to Stock being deposited or withdrawn) and payment of any fee to it, may require proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such regulations, if any, as it may establish pursuant to the Deposit Agreement.

The issuance of ADSs against deposits of shares of Stock generally or against deposits of particular shares of Stock may be suspended, or the issuance of ADSs against the deposit of particular shares of Stock may be withheld, or the registration of transfer of ADRs in particular instances may be refused, or the registration of transfers of ADRs generally may be suspended, during any period when the transfer books of the Company, the Depositary, a Registrar or the registrar of the Stock are closed or if any such action is deemed necessary or advisable by the Depositary or the Company, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or shares of Stock are listed, or under any provision of the Deposit Agreement or provisions of, or governing, the Deposited Securities or for any other reason, subject, in all cases, to the limitations set forth in the Deposit Agreement and the Securities Act of 1933. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any shares of Stock which are required to be registered under the Securities Act of 1933, unless a registration statement under such Act is in effect as to such shares of Stock.

Filing Proofs, Certificates and Other information

Any person presenting Stock for deposit or any Holder or Beneficial Owner may be required to file such proof of citizenship or residence, evidence of the number of shares of Stock beneficially owned or any other matters necessary or appropriate to evidence compliance with the Foreign Exchange and Foreign Trade Law of Japan or any other successor legislation thereto or any other applicable law, or other information, and to execute such certificates as the Depositary may deem necessary or proper. The Depositary may withhold the delivery or transfer of any ADR or the distribution or sale of any dividend or other distribution of rights or the proceeds thereof or the delivery of any such Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

Notices and Reports

On or before the first date of giving by the Company of notice by publication or otherwise, of any meeting of holders of Stock or other Deposited Securities, or of any adjourned meeting of such holders, or of the taking of any action in respect of any cash or other distributions or the offering of any rights, the Company agrees to transmit in an expeditious manner to the Depositary a copy of the notice thereof in the form given or to be given to holders of Stock or such other Deposited Securities together with an English translation thereof. The Depositary may, at the Company’s expense, promptly obtain English translations of such notices and any other reports and communications which are made generally available by the Company to holders of its Stock, unless furnished to the Depositary at the time such notices, reports, or communications are received by the Depositary, and arrange for the mailing of copies of such translations to all Holders of ADRs. Such English translations generally shall be in the form in which the notice or other report or communication was made generally available by the Company to holders of its Stock. In addition, the Depositary will make available at its corporate trust office in New York City, at the expense of the Company, sufficient copies of such notices and other reports and communications to supply Holders of ADRs with such copies as they may reasonably request and sufficient copies of such notices or other reports and communications available for distribution to brokers and dealers and other nominees for delivery to the Beneficial Owners of the ADSs. Notwithstanding the foregoing provisions of this paragraph, neither the Depositary nor the Company shall be obligated to furnish to Holders of ADRs or Beneficial Owners of ADSs evidenced thereby any financial statements other than those referred to below.

The Company agrees to furnish, to the Depositary, and the Depositary will, at the Company’s expense, arrange to mail to all Holders of ADRs, (1) promptly after the end of the first six-month period in each fiscal year, a balance sheet and statements of income and retained earnings (which need not be audited) for the Company as at the end of and for such six-month period, all in reasonable detail and certified by the principal financial or accounting officer of the Company, and (2) promptly after the end of each fiscal year, a balance sheet and statements of income and retained earnings for the Company as at the end of and for such year, all in reasonable detail and certified by independent public accountants. All such interim and year-end financial statements furnished to the Depositary and mailed to Holders of ADRs shall be in the English language and shall be prepared in accordance with accounting principles generally accepted in the United States, or if the Company is required to file with the Securities and Exchange Commission for any fiscal year an annual report containing a balance sheet and statements of income and retained earnings as at the end of and for such year certified by independent public accountants, such year-end balance sheet and statements of income and retained earnings as at the end of and for such fiscal year furnished to the Depositary and mailed to Holders of ADRs shall be those contained in such annual report and such interim balance sheet and statements of income and retained earnings as at the end of and for the subsequent six-month period furnished to the Depositary and mailed to Holders of ADRs shall be prepared in accordance with the accounting principles applied in the preparation of the year-end financial statements in, such annual report or to be applied in the preparation of the year-end financial statements in the subsequent annual report.

Notwithstanding the foregoing, the withdrawal or delivery of Deposit Securities will not be suspended by the Company or the Depositary except as would be permitted by Instruction I.A(1) of the General Instructions to Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

Inspection of Transfer Books

The Depositary shall make available for inspection by Holders of ADRs at its corporate trust office in New York any reports and communications including any proxy soliciting materials, received from the Company which are both (a) received by the Depositary, the Custodian, or the nominee of either of them as the holder of the Deposited Securities, and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary will also send to Holders of ADRs copies of such reports to the extent provided in the Deposit Agreement when furnished by the Company for such purpose. The Depositary shall keep books in its corporate trust office in New York City for the transfer of ADRs, which at all reasonable times shall be open for inspection by the Holders of ADRs and the Company, provided that such inspection by a Holder shall not be for the purpose of communicating with Holders of ADRs in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or of the ADRs.

The Depositary may close the books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties under the ADR and the Deposit Agreement.

Charges of Depositary

The Depositary shall charge fees for receiving deposits and issuing ADRs, for delivering deposited Stock against surrender of ADRs, for transfer of ADRs, for splits and combination of ADRs, for sales or exercise of rights or for other services performed upon the terms set forth in the Deposit Agreement. The Depositary and the Company reserve the right to modify, reduce or increase any fees or charges for services performed. The Depositary shall charge any party to whom ADRs are issued (including, without limitation, deposit or issuance pursuant to a Stock Split declared by the Company or an exchange of Stock or Deposited Securities, or a distribution of ADRs), or who surrenders ADRs a fee of U.S. $5.00 or less per 100 ADSs (or portion thereof) for the issuance or surrender, respectively, of an ADR. In addition the Depositary shall charge to the Holders a fee of U.S. $2.00 or less per 100 ADS held (or portion thereof) for any cash distribution (other than a distribution made pursuant to a cash dividend) made pursuant to the Deposit Agreement, and $5.00 or less per 100 ADSs (or portion thereof) in case of a distribution of ADSs upon the exercise of rights, made pursuant to the Deposit Agreement. The Depositary will provide, without charge, a copy of its latest fee schedule to anyone upon request. In addition, Holders, Beneficial Owners, and persons depositing Stock will be requested to pay taxes and other governmental charges, registration fees, cable, telex and facsimile transmission and delivery expenses, and customary and other expenses incurred by the Depositary in connection with its obligations and duties under the Deposit Agreement. The Company will pay the other charges of the Depositary (subject to consultation and agreement between the Company and the Depositary), with the exception of taxes and other governmental charges, stock transfer or registration fees on deposits of Stock, and such cable, radio and delivery charges as are expressly provided in the Deposit Agreement to be at the expense of persons depositing Stock or Holders of ADRs.

Liability of Holders for Taxes or Other Charges

Any tax or other governmental charge payable by or on behalf of the Depositary with respect to an ADR, ADSs evidenced by an ADR or with respect to any Deposited Securities represented thereby shall be payable by the Holder thereof to the Depositary. The Depositary may refuse to effect any transfer of an ADR and the ADSs evidenced thereby, or any withdrawal of Deposited Securities represented by such ADSs, until such payment is made, and may withhold dividends or other distributions, or may sell (after attempting by reasonable means to notify the Holder prior to such sale) any part or all of the Deposited Securities represented thereby, and may apply such dividends or distributions or the proceeds of any such sale toward such tax or charge, the Holder thereof remaining liable for any deficiency.

Every Holder and Beneficial Owner agrees to indemnify the Depositary, the Company, the Custodian, and any of their agents, officers, employees and Affiliates for, and to hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained by the Company, Depositary or the Custodian for such Holder and/or Beneficial Owner.

Liability of the Company, the Depositary and the Custodian

Neither the Depositary nor the Custodian nor the Company shall incur any liability to any Holder of any ADRs or Beneficial Owner of ADSs evidenced thereby, if by reason of any provision of any present or future law of Japan or any other country, or of any other governmental authority or rules of any exchange upon which the Stock, ADRs or ADSs are or shall ever be listed, or in the case of the Depositary or the Custodian, by reason of any provision, present or future, of the Articles of Incorporation of the Company, or by reason of any act of God or war or other circumstances beyond its control, the Depositary or the Custodian or the Company shall be prevented or forbidden from or subjected to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed; nor shall the Depositary, the Custodian or the Company incur any liability to any Holder or Beneficial Owner of ADRs or ADSs, as the case may be, by reason of any nonperformance or delay, caused as aforesaid, in performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement. Neither the Depositary nor the Company shall incur any liability (i) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in the Articles of Incorporation of the Company or provisions of law governing Deposited Securities, (ii) for any failure by a Holder or Beneficial Owner to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Holders or Beneficial Owners of ADRs or ADSs, as the case may be, or (iii) for any consequential or punitive damages for any breach of the terms of the Deposit Agreement.

The Depositary, its controlling persons, its agents, any Custodian and the Company, its controlling persons and its agents may each and all rely and shall be protected in acting upon any written notice, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the Deposit Agreement.

Rights on a Winding-Up

In the event of a liquidation of the Company, the assets remaining after payment of all debts and liquidation expenses and taxes will be distributed among the Holders of shares of Stock in proportion to the respective numbers of shares held by each Holder.

Amendment of ADRs and/or the Deposit Agreement

An ADR and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable. Any amendment imposing any fees or charges (other than fees and charges provided in the Deposit Agreement) or otherwise prejudicing any substantial existing right of the Holder of an ADR shall, however, not become effective as to the ADR until the expiration of three months after notice of such amendment shall have been given to the Holder of the ADR. The Holder and Beneficial Owner of the ADR and of the ADSs evidenced thereby, as the case may be, at the time any such amendment so becomes effective shall be deemed, by continuing to hold the ADR and the ADSs evidenced thereby, as the case may be, to consent and agree to such amendment and to be bound by the Deposit Agreement and the ADR as amended by such amendment. In no event shall any amendment impair the right of the Holder of the affected ADR to surrender the ADR and receive therefor the Deposited Securities represented by ADSs evidenced thereby, except in order to comply with mandatory provisions of applicable law. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the ADR or of the Deposit Agreement to ensure compliance therewith, the Company and the Depositary may amend or supplement the ADR and the Deposit Agreement at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the ADR and to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to the Holder of the ADR or within any other period of time as required for compliance with such laws, rules or regulations.

Termination of Deposit Agreement

The Depositary shall, if the Company so requests, terminate the Deposit Agreement by mailing notice of such termination, first class airmail postage prepaid, to the Holders of ADRs then outstanding as provided in the Deposit Agreement at least 30 days prior to the date fixed in such notices for such termination.

The Depositary may likewise terminate the Deposit Agreement in accordance with the notice requirements of the preceding paragraph if at any time 30 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement.

If any ADRs shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the transfer of ADRs, shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement, except as provided below and except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the Depositary. Upon termination of the Deposit Agreement the Depositary shall deliver Stock in respect of deliverable portions of such ADRs so surrendered and deliver ADRs in respect of nondeliverable portions of ADRs so surrendered pursuant to the terms of the Deposit Agreement and, except as provided below, shall continue to effect transfers of ADRs representing nondeliverable portions in accordance with the Deposit Agreement. At any time after the expiration of six months from the date of termination, the Depositary may sell the Deposited Securities then held hereunder at public or private sale, at such place or places and upon such terms as it deems proper or if any portion of such Deposited Securities consists of shares of Stock which are insufficient in number to constitute a full Unit, sell such portion to the Company in accordance with the applicable provisions of the Japanese Commercial Code or such other Japanese law, and may thereafter hold the net proceeds of any such sale, together with any other cash then held by it hereunder, without liability for interest, for the pro rata benefit of the Holders of ADRs which have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash. Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement (except as specifically contemplated therein).